Exhibit 10.3
ENLINK MIDSTREAM, LLC
DIRECTOR DEFERRED COMPENSATION PLAN

PURPOSE

This EnLink Midstream, LLC Director Deferred Compensation Plan, as such plan may be amended from time to time (this “Plan”), is established effective as of November 1, 2022 and for periods commencing after the 2022 calendar year. The purpose of this Plan is to promote the interests of EnLink Midstream, LLC, a Delaware liability company (the “Company”), by giving each Director (as defined below) of EnLink Midstream Manager, LLC, a Delaware limited liability company and the managing company member of the Company (the “Manager”), the opportunity to defer the compensation they receive for their service as a Director. This Plan is also intended to aid in attracting and retaining, as members of the Board (as defined below), persons whose abilities, experience, and judgment can contribute to the success of the Company.

Article I
Definitions

As used herein, the following terms shall have the meanings specified below, unless the context clearly indicates to the contrary:

1.1    “Account” shall mean the bookkeeping account maintained by the Company to record the payment obligation of the Company to a Director under the terms of this Plan. The Board may maintain an Account to record the total obligation to a Director and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account shall mean any such Account established by the Board, as the context requires.

1.2    “Beneficiary” shall mean the person(s) designated by a Director under Section 6.2 hereof who will receive the balance of the Director’s Account in the event of the Director’s death.

1.3    “Board” shall mean the Board of Directors of the Manager.

1.4    “Change of Control” shall mean a “change in control event” within the meaning of Section 409A of the Code.

1.5    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

1.6    “Common Unit” shall mean a Common Unit, $.01 par value per unit, of the Company, or any units or other securities of the Company hereafter issued or issuable in substitution or exchange for the Common Units.

1.7    “Distribution Equivalent Payment” shall have the meaning ascribed to such term in the applicable LTI Award.

1.8    “Director” shall mean, at any given time, a member of the Board who meets the independence requirements of the New York Stock Exchange and is a “non-employee director” within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

1.9    “Disability” shall mean, with respect to a Director, the Director is disabled for purposes of Treas. Reg. Section 1.409A-3(i)(4).

1.10    “Enrollment Form” shall mean, with respect to a Participation Year, that certain form to be completed by a Director specifying (a) the Fee Compensation and/or Equity Compensation with respect to such Participation Year that a Director has elected to defer under this Plan, and (b) the payment schedule that shall apply to such deferrals, subject to Section 4.2, it being understood that a single payment schedule shall apply to the deferrals of Fee Compensation and/or Equity Compensation with respect to a given Participation Year.

1.11    “Equity Account” shall mean an Account, component Account or portion thereof that relates to Equity Compensation, excluding the portion of Equity Compensation that relates to Distribution Equivalent Payments.

1.12    “Equity Compensation” shall mean the annual equity award granted by the Company as a Restricted Incentive Unit pursuant to the LTI Plan during a Participation Year to a Director as a retainer.

1.13    “Existing Director” shall mean, with respect to a Participation Year, a Director who first became eligible to participate in this Plan in a prior Year.

1.14    “Fee Account” shall mean an Account, component Account or portion thereof that relates to Fee Compensation and the portion of any Equity Compensation that relates to Distribution Equivalent Payments.

1.15    “Fee Compensation” shall mean all forms of cash compensation paid by the Company for services rendered as a Director during a Participation Year including, but not limited to, retainer, committee fees, and meeting fees.

1.16    “Interest Component” shall mean the adjustment to a Fee Account, pursuant to which such Fee Account shall be credited semi-annually, and with respect to two consecutive calendar quarters, as of the last day of the second and fourth calendar quarter (each such semi-annual period of two consecutive calendar quarters being a “Measurement Period”) with an amount equivalent to interest calculated for the number of days in such Measurement Period (based on a calendar year of 365 days). The applicable interest rate for such purposes shall be equal to Bank of America, N.A.’s prime rate for major corporate borrowers that is in effect on the first day of such Measurement Period plus 0.0125% and applied to the balance of such Fee Account, or portion thereof, based on the balance of such Fee Account, or portion thereof, that is in effect at the beginning of such Measurement Period. No amount credited to such Fee Account, or portion thereof, subsequent to the beginning of a Measurement Period shall bear interest during that Measurement Period.

1.17    “LTI Award” shall have the meaning ascribed to such term in Section 3.3(a).

1.18    “LTI Plan” shall mean the EnLink Midstream LLC 2014 Long-Term Incentive Plan as it may be amended and restated from time to time.

1.19    “New Director” shall mean, with respect to a Participation Year, a Director who first becomes eligible to participate in this Plan during such Participation Year.

1.20    “Participation Year” shall mean a Year in which a Director’s Fee Compensation and/or Equity Compensation with respect to such Year may be deferred by the Director pursuant to this Plan.

1.21    “Restricted Incentive Unit” shall have the meaning ascribed to such term in the LTI Plan.

1.22    “Separation from Service” shall mean a termination of services provided by a Director, whether due to resignation, retirement, or otherwise, as determined by the Board in accordance with Section 409A of the Code.

1.23    “Six-Month Delay Toggle” shall have the meaning ascribed to such term in Section 6.5.

1.24    “Valuation Date” shall mean the last day of the calendar quarter immediately preceding the date on which amounts attributable to a Fee Account shall be payable pursuant to Section 4.2.

1.25    “Year” shall mean a calendar year during the term of this Plan.

Article II
Participation

2.1    Participation. To the extent permitted under Section 409A of the Code and subject to the terms and conditions of this Plan, each Director may elect to defer his or her Fee Compensation and/or Equity Compensation with respect to a Participation Year.

2.2    Timing and Types of Elections.

(a)    Existing Directors. Each Existing Director may make an irrevocable election, by filing an Enrollment Form with the Board no later than November 30 of the Year immediately preceding the applicable Participation Year (or such later time as specified in such Enrollment Form, but no later than December 31 of the Year immediately preceding such Participation Year), to defer:

(i)    all of the Fee Compensation to be earned for services performed by the Director in such Participation Year, and/or

(ii)    all of the Restricted Incentive Units subject to awards of Equity Compensation that will be granted to the Director during such Participation Year.

(b)    New Directors. Each New Director may make an irrevocable election, by filing an Enrollment Form with the Board no later than 30 days after becoming a New Director (or such earlier time as specified in such Enrollment Form), to defer all of the Fee Compensation to be earned for services performed by the New Director in the appliable Participation Year (i.e., the Participation Year in which such New Director first becomes eligible to participate in the Plan) and solely with respect to any calendar quarter that begins after the date on which such election becomes irrevocable (it being understood that, no deferral shall be made hereunder with respect to the Restricted Incentive Units subject to awards of Equity Compensation that will be granted to the New Director during such Participation Year, unless otherwise determined by the Board and subject to Section 409A of the Code (e.g., which generally requires that such irrevocable election be made on or prior to the 30-day or other deadline described above and that such deferral relate to Equity Compensation that is attributable to services rendered by the New Director after the date such election becomes irrevocable)).

(c)    Enrollment Form. All elections on an Enrollment Form shall be in writing on such form as shall be established by the Board from time to time. Deferral elections are not continuous from Year to Year and are only effective for the Participation Year indicated on the Enrollment Form. Except as otherwise provided in an Enrollment Form, the elections made pursuant to such Enrollment Form shall become irrevocable as of the applicable the deadline described above in Section 2.2(a) or (b), as applicable.

Article III
Accounts and Investments

3.1    Establishment of Account. The Company shall establish and maintain one or more separate Accounts in the name of each Director who has elected to defer Fee Compensation and/or Equity Compensation under this Plan.

3.2    Fee Account.

(a)    Fee Compensation. If a Director elects to defer Fee Compensation under this Plan, the Company shall credit the Director’s Fee Account as of the date on which the applicable amount of the deferred Fee Compensation would have been otherwise payable. Amounts credited to a Director’s Fee Account shall be recorded as cash. All Fee Compensation held in a Director’s Fee Account shall be further credited with interest pursuant to the Interest Component.

(b)    Distribution Equivalent Payments. If a Director elects to defer Equity Compensation under this Plan, the Company shall credit the Director’s Fee Account with any Distribution Equivalent Payments that relate to such Equity Compensation. Amounts credited to a Director’s Fee Account as Distribution Equivalent Payments shall be recorded as cash. All Distribution Equivalent Payments held in a Director’s Fee Account shall be further credited with interest pursuant to the Interest Component.

(c)    Value of Account Subject to Change. For the avoidance of doubt, the value of a Fee Account is subject to increase based on the Interest Component, which increases may, from time to time, occur at different rates (i.e., based on fluctuations in the interest rate that applies with respect to the Interest Component).

3.3    Equity Account.

(a)    Equity Compensation. If a Director elects to defer Equity Compensation under this Plan, the Company shall credit the Director’s Equity Account as of the date on which the applicable amount of the deferred Equity Compensation is granted under the LTI Plan, it being understood that Distribution Equivalent Payments shall not be held or recorded in the Director’s Equity Account. All Equity Compensation held in a Director’s Equity Account shall, solely for Plan administration purposes, be recorded as a fixed number of Restricted Incentive Units, subject to adjustment pursuant to the terms and conditions of the LTI Plan and the applicable equity award thereunder (collectively, the “LTI Award”).

(b)    Continued Restricted Incentive Unit Status. For the avoidance of doubt, (i) neither the establishment of this Plan nor the existence of any Equity Account shall cause the Restricted Incentive Units attributable to an Equity Account to convert to Common Units or other property, even upon the vesting of the Restricted Incentive Units, and (ii) such Restricted Incentive Units shall remain in place as Restricted Incentive Units pursuant to the terms and conditions of the LTI Award until payment of the related Equity Account occurs pursuant to Section 4.2.

Article IV
Distribution of Account

4.1    Manner of Distribution of Account.

(a)    Fee Account. Subject to the provisions of Section 4.2, a Director’s Fee Account shall be paid to the Director in cash, the cash value of which shall be determined as of the Valuation Date, it being understood that, notwithstanding any provision in this Plan to the contrary, the payment of any Distribution Equivalent Payments held in a Director’s Fee Account shall be made at such time that the underlying Equity Compensation (that is attributable to such Distribution Equivalent Payments) is payable pursuant to this Plan and only to the extent that such Equity Compensation is vested pursuant to the terms and conditions of the LTI Award. Payment shall commence as provided in Section 4.2.

(b)    Equity Account. Subject to the provisions of Section 4.2, a Director’s Equity Account shall be paid to the Director in such form of payment (e.g., cash or Common Units (or a combination thereof), etc.) as provided pursuant to the terms and conditions of the LTI Award, it being understood that, notwithstanding any provision in this Plan to the contrary, such payments shall be made only to the extent the underlying Equity Compensation is vested pursuant to the terms and conditions of the LTI Award. Payment shall commence as provided in Section 4.2.

4.2    Timing of Distribution of Account. Subject to the provisions of Section 4.3, distributions of a Director’s Account shall be payable to the Director within 60 days following the earliest of: (x) such time as elected by the Director on the Enrollment Form, or (y) the occurrence of any of the events set forth below; provided, that, in the event such 60-day period begins in one taxable year and ends in a second taxable year, then such distributions shall be made in the second taxable year:

(a)    In the event of the Director’s Separation from Service before payment of the Director’s Account has commenced, distribution of the Director’s Account shall commence within 60 days of the date of such Separation from Service and the Director’s Account shall be payable to such Director at the time(s) specified in the Enrollment Form; provided, that, in the event such Separation from Service occurs on the date of a Change of Control or within the one year period thereafter, the balance of the Director’s Account shall be distributed to the Director in a lump sum;

(b)    In the event of the Director’s death before payment of the Director’s Account has commenced or has been completed, the balance of the Director’s Account shall be distributed to the Director’s Beneficiary in a lump sum; and

(c)    In the event of the Director’s Disability before payment of the Director’s Account has commenced or has been completed, the balance of the Director’s Account shall be distributed to the Director in a lump sum.

4.3    Responsibility for Taxes. The Director or Beneficiary shall be liable for payment of any and all income or other taxes imposed on amounts payable under this Plan unless the Company is otherwise required to withhold such amounts from the payment of the Account. To the extent that the Company determines that any income or other taxes are required by law to be withheld with respect on amounts payable under this Plan, the Director or Beneficiary shall be pay to the Company, or make arrangements satisfactory to the Company regarding payment of such withholding taxes.

Article V
Administration; Amendment and Termination; Indemnification

5.1    Administration. This Plan, which for the avoidance of doubt includes any Enrollment Form, shall be interpreted and administered by the Board, which has sole authority to interpret this Plan, and, in general, to make all other determinations advisable for the administration of this Plan to achieve its stated objective. Determinations made by the Board in respect of its administration of this Plan shall be final and binding upon all parties for all purposes. The Board shall have the power to delegate all or any part of its non-discretionary duties in respect of the administration of this Plan to one or more designees, and to withdraw such authority, by written designation.

5.2    Amendment and Termination. This Plan may be amended, modified, or terminated by the Board at any time, except that no such action shall (without the consent of affected Directors or, if appropriate, their respective Beneficiaries or personal representatives) adversely affect in a material way the rights of Directors or, if appropriate, their respective Beneficiaries or personal representatives with respect to amounts deferred under this Plan prior to the date of such amendment, modification, or termination. Pursuant to Section 6.5, this Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Section 409A of the Code. The Board, pursuant to its authority to interpret this Plan, may sever from this Plan or any Enrollment Form any provision or exercise of a right that otherwise would result in a violation of Section 409A of the Code.

5.3    Indemnification. No member of the Board nor any person to whom authority has been delegated, shall be personally liable for any action, interpretation, or determination made in good faith with respect to this Plan, and each member of the Board (or delegate of the Board) shall be fully indemnified and protected by Company or its affiliates with respect to any liability he or she may incur with respect to any such action, interpretation, or determination, to the extent permitted by applicable law.

Article VI
Miscellaneous Provisions

6.1    Limitation on Director’s Rights. Participation in this Plan shall not give any Director the right to continue to serve as a member of the Board or any rights or interests other than as herein provided. No Director shall have any right to any payment or benefit hereunder, except to the extent provided in this Plan. This Plan shall create only a contractual obligation on the part of the Company as to any such payment or benefit and shall not be construed as creating a trust. This Plan, in and of itself, has no assets. Directors shall have only the rights of general unsecured creditors of the Company with respect to any such payment or benefit credited to or payable from their Account.

6.2    Beneficiaries.

(a)    Beneficiary Designation. Subject to applicable law (including any applicable community property and probate laws), each Director may designate in writing the Beneficiary that the Director chooses to receive any payments that become payable after the Director’s death. A Director’s Beneficiary designation shall be made on forms provided, and in accordance with procedures established, by the Board and may be changed by the Director from time to time before the Director’s death.

(b)    Definition Of Beneficiary. A Director’s “Beneficiary” or “Beneficiaries” shall be the person(s), including a revocable living trust established by, and for the benefit of, the Director alone or for the benefit of the Director and one or more immediate family members, validly designated by the Director or, in the absence of a valid designation, entitled by will or the laws of descent and distribution to receive the amounts otherwise payable to the Director under this Plan in the event of the Director’s death.

6.3    Benefits Not Transferable; Obligations Binding Upon Successors. Benefits of a Director under this Plan shall not be assignable or transferable and any purported transfer, assignment, pledge, or other encumbrance or attachment of any payments or benefits under this Plan, or any interest thereon shall not be permitted or recognized, other than pursuant to Section 6.2 or pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of written notice of such transfer and a certified copy of such order. Obligations of the Company under this Plan shall be binding upon successors of the Company.

6.4    Governing Law; Severability. The validity of this Plan or any of its provisions shall be construed, administered and governed in all respects under and by the laws of the State of Texas. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

6.5    Section 409A. This Plan is intended to be administered in compliance with Section 409A of the Code, and each provision of this Plan shall be interpreted consistent with Section 409A of the Code. Although intended to comply with Section 409A of the Code, this Plan shall not constitute a guarantee to any Director or Beneficiary that this Plan in form or in operation will result in the deferral of federal or state income tax liabilities or that the Director or Beneficiary will not be subject to the additional taxes imposed under Section 409A of the Code. The Company and its affiliates shall not have any legal obligation to a Director such Director’s Beneficiary or Beneficiaries, personal representative(s), and other successors in interest with respect to taxes imposed under Section 409A of the Code. Anything to the contrary herein notwithstanding, if, at the time of a Director’s termination of service as a director of the Manager, such Director is a “specified employee” (as defined in Section 409A of the Code), and the deferral of the commencement of any amount of the payments or benefits otherwise payable pursuant to this Plan is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then, to the extent permitted by Section 409A of the Code, such payments or benefits (without any reduction in the payments or benefits ultimately paid or provided to the Director) will be deferred until the earlier to occur of (a) the Director’s death or (b) the first business day that is six months following such termination of service with the Company and its affiliates, provided that amounts which qualify for the separation pay plan exemption under Treas. Reg. Section 1.409A-1(b)(9)(v)(D) and do not exceed the limits set forth in Section 402(g)(1)(B) of the Code in the year of such termination of service shall be payable immediately upon such termination of service (the “Six-Month Delay Toggle”). Any payments or benefits deferred due to the Six-Month Delay Toggle will be paid in a lump sum (without interest) to the Director on the earliest to occur of clause (a) or (b) in the immediately preceding sentence.

6.6    Headings Not Part of Plan. Headings and subheadings in this Plan are inserted for reference only and are not to be considered in the construction of this Plan.

6.7    Consent to Plan Terms. By electing to participate in this Plan, a Director shall be deemed conclusively to have accepted and consented to all of the terms of this Plan and to all actions and decisions of the Board with respect to this Plan. Such terms and consent shall also apply to and be binding upon each Director’s Beneficiary or Beneficiaries, personal representative(s), and other successors in interest.